Exhibit 10.35

[***] Certain information in this document has been excluded pursuant to
Regulation S-K, Item 601(a)(6).

February 1, 2022

Ross Moat

[***]

Dear Ross,

Reference is made to that certain Employment Agreement, dated on or about the date hereof, by and between Kiniksa Pharmaceuticals (UK), Ltd. (“Kiniksa UK”) and you (the “Employment Agreement”). Kiniksa Pharmaceuticals, Ltd. (the “Company”) is entering into this letter agreement (the “Letter Agreement”) regarding the treatment of any incentive awards of the Company that you may hold upon the termination of your service to Kiniksa UK under certain circumstances, as provided below.

In the event Kiniksa UK terminates your employment, other than pursuant to clause 27 of the Employment Agreement or for misconduct or performance reasons, the vesting of all unvested equity awards of the Company that vest solely based on the passage of time then held by you (including, without limitation, restricted shares, restricted share units, share options or other equity-based awards, whether granted to or held by you either before or after the date of this Letter Agreement) shall accelerate by twelve (12) months (for the avoidance of doubt, any equity awards that vest in whole or in part based on the attainment of performance-vesting conditions shall be governed by the terms of the applicable award agreement rather than this Letter Agreement); provided that if such termination of your employment occurs during the twelve (12) month period following a Change in Control (as defined below), notwithstanding the provisions of the Company’s 2018 Incentive Award Plan or any other equity plan, you shall be immediately 100% fully vested in all unvested equity awards of the Company that vest solely based on the passage of time (including, without limitation, restricted shares, restricted share units, share options or other equity-based awards, whether granted to or held by you either before or after the date of this Letter Agreement, and for the avoidance of doubt, with any equity awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement rather than this Letter Agreement).

For purposes of this Letter Agreement:

“Change in Control” shall mean:

i.	a sale of all or substantially all of the Company’s assets; or
ii.	any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital shares of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital shares of the surviving entity) a majority of the total voting power represented by the shares of voting capital shares of the Company (or the surviving entity) outstanding immediately after such transaction; or
iii.	the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur:

(A) on account of the acquisition of voting shares by any institutional investor or any affiliate thereof or any other person, or persons acting as a group, that acquires the Company’s voting shares in a transaction or series of related transactions that are primarily a private financing transaction for the Company, or

(B) solely because the level of ownership held by any institutional investor or any affiliate thereof or any other person, or persons acting as a group (the “Subject Person”), exceeds the designated percentage threshold of the outstanding voting shares as a result of a repurchase or other acquisition of voting shares by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting shares by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting shares that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting shares owned by such Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur.

This Letter Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought.  This Letter Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. You may not assign, transfer, alienate, sell, pledge or encumber, whether voluntarily, involuntarily or by operation of law your rights under this Letter Agreement. This Letter Agreement shall be governed by and construed in accordance with the laws of England, without regard to conflict of law principles that would result in the application of any law other than the law of England and the parties hereto irrevocably submit to the exclusive jurisdiction of the Courts of England for the determination of all disputes or claims that may arise out of or in connection with this Letter Agreement. This Letter Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior understandings or agreements with respect thereto. This Letter Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile or .pdf of a signature shall be deemed to be and have the effect of an original signature.

[Signature Page Follows]

Sincerely,

KINIKSA PHARMACEUTICALS, LTD.

By: /s/ Sanj K. Patel

Name: Sanj K. Patel

Title: CEO

Agreed and Accepted:

/s/ Ross Moat

Ross Moat

Date: 1st February 2022